Exhibit 107

Calculation of Filing Fee Tables

Form F-1

CBL International Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary shares, par value US$0.0001 per share(1)(2)	Rule 457(o)	4,312,500	$4.8	$20,700,000	0.00011020	$2,281.14
	Total Offering Amounts					$20,700,000	0.00011020	$2,281.14
	Total Fees Previously Paid							$1,668.6	(3)
	Total Fee Offsets							-
	Net Fee Due							$612.54

(1)	Including 3,750,000 ordinary shares to be sold in this offering and up to 562,500 additional ordinary shares that may be issued upon exercise of a 45-day over-allotment option granted to the underwriters. Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933 (the “Securities Act”), as amended.

(2)	Pursuant to Rule 416 under the Securities Act, as amended, there is also being registered hereby such indeterminate number of additional Ordinary Shares of the Registrant as may be issued or issuable because of stock splits, stock dividends, stock distributions, and similar transactions.

(3)	Fee previously paid upon the initial filing of the registration statement to which this exhibit is attached.